Exhibit 99.1

Investor Contact: Paul Goldberg Vice President – Investor Relations (212) 922-1640 peg@dovercorp.com	Media Contact: Adrian Sakowicz Vice President – Communications (630) 743-5039 asakowicz@dovercorp.com

DOVER ANNOUNCES PLAN TO SPIN OFF WELLSITE BUSINESS INTO

INDUSTRY-LEADING PUBLIC COMPANY

•	Expects Wellsite spin-off will be completed no later than the second quarter of 2018

•	Anticipates share repurchases in 2018 of $1 billion, including use of cash from the Wellsite dividend

•	Names Sivasankaran (“Soma”) Somasundaram President and Chief Executive Officer of Wellsite business

•	Expands Dover rightsizing initiatives, which are now estimated to deliver $50 million in savings in 2018

DOWNERS GROVE, Ill., December 7, 2017 – Dover (NYSE: DOV) today announced that it plans to spin off its upstream energy businesses within the Dover Energy segment, collectively, the “Wellsite” business, into a standalone, publicly-traded company, to be named at a later date. The plan to pursue a tax-free spin-off of Wellsite concludes Dover’s strategic alternatives review of Wellsite announced on September 12, 2017, and is the culmination of a comprehensive process to determine the best separation alternative to maximize shareholder value.

Upon completion of the spin-off, Wellsite will be a leading provider of a full range of oil and gas production technologies and solutions, wellsite productivity software and IIoT solutions. Wellsite will also be the industry leader in the development and production of polycrystalline diamond cutters used for oil and gas exploration. Wellsite serves many of the most attractive segments in the oil and gas industry with its portfolio of leading brands including Norris, Harbison-Fischer, Accelerated, PCS Ferguson, Norriseal-Wellmark, Spirit, Quartzdyne, Windrock and USS.

For 2017, on a pro-forma basis, Wellsite is expected to generate approximately $1 billion in annual revenue and EBITDA of approximately $250 million, which does not include restructuring costs and estimated public company expenses of approximately $35 million. Production and Automation Technologies, which comprises Dover Artificial Lift and Dover Energy Automation, accounts for roughly 80% of Wellsite’s total revenue, while Drilling Technologies, encompassing US Synthetic, is about 20% of revenue.

As part of the spin-off transaction, Wellsite is expected to raise $700 to $800 million of new debt, the proceeds of which will be paid to Dover in the form of a dividend. Upon completion of the spin-off transaction, it is expected that Wellsite’s strong balance sheet and free cash flow will provide the company with ample financial flexibility. With respect to the Wellsite dividend, Dover anticipates returning the proceeds to shareholders as the primary source of funding for its $1 billion of share repurchases to be completed in 2018.

Robert A. Livingston, Dover’s President and Chief Executive Officer, said, “Today’s announcement marks an important step forward in Dover’s transformation and continues our strategy of narrowing our focus and investing in our core businesses to deliver long-term shareholder value.”

Mr. Livingston continued, “The spin-off creates a strong new company poised to excel in the upstream oil and gas markets, with particular strength in U.S. shale basins. Wellsite has world-class businesses and is known for its differentiated technology, leading brands and superior customer service. As a standalone public company, we believe Wellsite will be attractive to its new investor base given its strong value proposition, ability to pursue a tailored strategy, and financial metrics consistent with the most premium companies in its oilfield equipment peer group.”

Upon completion of this transaction, Dover’s core platforms, which compete in lower volatility industrial markets, will be well-positioned to provide a strong foundation for reinvestment, long-term sustainable revenue and earnings growth and strong free cash flow generation. Dover’s annual revenue following the completion of this transaction will be approximately $6.8 billion on a pro-forma basis for 2017.

Mr. Livingston continued, “Looking ahead, we expect Dover will have a business mix that offers greater consistency, plus the opportunity to continuously improve margins and pursue a more focused growth strategy. As we think about our capital allocation strategy upon completing the spin-off, we expect to invest to drive organic growth and make add-on strategic acquisitions in our core business platforms as part of a disciplined capital allocation framework focused on growth, while consistently returning capital to our shareholders through dividends and share repurchases.”

Wellsite Leadership

Dover announced today that Sivasankaran (“Soma”) Somasundaram, President and Chief Executive Officer of the Dover Energy segment, will become President and Chief Executive Officer of Wellsite upon completion of the transaction. Mr. Somasundaram has 14 years of experience at Dover and has served in his current role since 2013.

“Soma has a deep understanding of Wellsite’s operations and the oil and gas industry. The Board and I are confident he is the right executive to lead Wellsite as a standalone, publicly-traded company,” said Mr. Livingston.

Transaction Details

Dover anticipates that the transaction will be in the form of a distribution of 100% of the stock of Wellsite, a new, independent, publicly-traded company, which will be tax-free to Dover and U.S. shareholders for U.S. federal income tax purposes.

Dover currently expects that the transaction will be completed no later than the second quarter of 2018. Completion of the transaction is subject to certain customary conditions, including, among others, assurance that the spin-off of Wellsite will be tax-free to Dover and U.S. shareholders, the effectiveness of appropriate filings with the U.S. Securities and Exchange Commission and final approval by Dover’s Board of Directors.

Rightsizing Initiatives

The Company also announced that it is expanding the scope of its previously announced Dover rightsizing initiatives. The anticipated 2018 benefits, before associated costs, of these actions are estimated to be $50 million, up $10 million from the Company’s previous forecast. These initiatives primarily relate to headcount reductions and facility closures and consolidations as the

Company focuses on reducing its cost structure in preparation for the spin-off of Wellsite. Dover now expects charges related to its rightsizing initiatives and other costs to be in the range of $60 million to $65 million, with the majority of the costs to be realized in the fourth quarter of 2017.

Advisors

Lazard and Centerview Partners are acting as financial advisors to Dover, and Simpson Thacher & Bartlett LLP and McDermott Will & Emery LLP are acting as legal counsel.

About Dover

Dover is a diversified global manufacturer with annual revenue exceeding $7 billion. We deliver innovative equipment and components, specialty systems, consumable supplies, software and digital solutions and support services through four operating segments: Engineered Systems, Fluids, Refrigeration & Food Equipment and Energy. Dover combines global scale with operational agility to lead the markets we serve. Recognized for our entrepreneurial approach for over 60 years, our team of 29,000 employees takes an ownership mindset, collaborating with customers to redefine what’s possible. Headquartered in Downers Grove, Illinois, Dover trades on the New York Stock Exchange under “DOV.” Additional information is available at dovercorporation.com.

About Wellsite

Wellsite is a leading provider of highly engineered technologies that help companies drill for and produce oil and gas efficiently and safely around the world. Our products include a full range of equipment essential to efficient functioning throughout the lifecycle of a well – from drilling to completion to production. The company’s principal products consist of artificial lift equipment and solutions, including rod pumping systems, electric submersible pump systems, progressive cavity pumps and drive systems and plunger lifts, as well as polycrystalline diamond cutters for drilling. We also provide a full automation offering consisting of equipment, software, and IIoT solutions for downhole monitoring, wellsite productivity enhancement and asset integrity management.

Forward-Looking Statements

Dover makes information available to the public, orally and in writing, which may use words like “anticipates,” “expects,” “believes,” “indicates,” “suggests,” “will,” “plans” and “should,” which are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements related to the intended spin-off, its anticipated benefits and other non-historical statements. Dover refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of risks and uncertainties that could cause its actual results to differ materially from its current expectations and from the forward-looking statements contained in this press release. Dover undertakes no obligation to update any forward-looking statement. Projected pro forma information included in this press release is based on various assumptions, including with regard to the nature and amount of incremental costs that will be incurred by Wellsite as an independent public company and the nature and amount of debt to be incurred by Wellsite pursuant to certain financing transactions expected to be completed in connection with the spin-off. The assumptions underlying the projected pro forma information are subject to various risks and uncertainties, including, among others: risks inherent to the industries in which Dover and Wellsite compete; macroeconomic factors beyond the control of Dover and Wellsite; and risks related to Dover’s proposed spin-off and related transactions, including financing transactions. Any of these risks and uncertainties, as well as the additional risk factors described in Dover’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as such factors may be updated from time to time in subsequent filings with the SEC, could cause actual outcomes or results to differ materially from those indicated by the projected information in this press release.

Non-GAAP Financial Measures

This press release includes Wellsite’s projected pro forma EBITDA, or earnings before interest, taxes, depreciation and amortization before public company expenses, a measure that is not defined under accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of this non-GAAP measure to the most closely comparable measure calculated in accordance with GAAP is not available without unreasonable effort due to the unavailability of certain information needed to calculate certain reconciling items, including interest expense and income tax expense.